Exhibit 99.2

News Release

CONTACT:

Marli Quesinberry

Director of Investor Relations and Corporate Communications

(404) 407-1898

marliquesinberry@cousinsproperties.com

COUSINS PROPERTIES PRICES PUBLIC OFFERING OF 8.7 MILLION SHARES OF

COMMON STOCK

ATLANTA—(BUSINESS WIRE) (March 6, 2014)— Cousins Properties Incorporated (the “Company”) (NYSE: CUZ) today announced that it priced an underwritten public offering of 8.7 million shares of its common stock for expected gross proceeds of $99.2 million before underwriting discounts and commissions and estimated offering expenses payable by the Company. Subject to customary conditions, the offering is expected to close on March 11, 2014.

The Company intends to use the net proceeds of the offering to redeem in full the Company’s outstanding 7.50% Series B Cumulative Redeemable Preferred Stock. Any remaining proceeds will be used for general corporate purposes, including the acquisition and development of office properties, other opportunistic investments and the repayment of debt.

Wells Fargo Securities is serving as the underwriter of the offering.

This offering will be made pursuant to a prospectus supplement to the Company’s prospectus dated March 29, 2013, filed as part of the Company’s effective shelf registration statement relating to these securities. A preliminary prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

Before you invest, you should read the prospectus, the preliminary prospectus supplement and other documents filed with the Securities and Exchange Commission for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus supplement, final prospectus supplement (when available) and the base prospectus relating to the shares can be obtained by contacting the underwriter as follows: Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, Email: cmclientsupport@wellsfargo.com, Phone: (800) 326-5897.

About Cousins Properties Incorporated

Cousins Properties Incorporated is a leading fully integrated real estate investment trust (REIT) with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in top-tier urban office assets and opportunistic mixed-use developments in Sunbelt markets.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections, including matters related to the commenced public offering and intended use of proceeds. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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